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                                                                    Exhibit 23.1


The Board of Directors
Cell Robotics International, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-06115, 333-74405, 333-76200 and 333-100191) on Form S-8 of Cell Robotics
International, Inc. of our report dated February 22, 2002, relating to the consolidated balance sheets of Cell Robotics International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-KSB of Cell Robotics International, Inc.

Our report dated February 22, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.


/s/KPMG LLP
Albuquerque, New Mexico
February 7, 2003